American Trust Investment Services, Inc.
1244 119th St
Whiting, Indiana 46394
www.amtrustinvest.com/

March 31, 2025

<u>STRICTLY CONFIDENTIAL</u>

Billion Enterprise International Limited

Room 502, 5/F, Chung Ying Building,

20-20A Connaught Road West, Sheung Wan, Hong Kong

Re: Engagement letter for proposed Initial Public Offering

Dear Mr.   :

This letter (the "**Engagement Letter**") sets forth the terms under which Billion Enterprise International Limited an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration address at Room 502, 5/F, Chung Ying Building, 20-20A Connaught Road West, Sheung Wan, Hong Kong (the "**Company**"), shall engage American Trust Investment Services, Inc. ("ATIS"), to act as the lead underwriter (the "**Lead Underwriter**") for the proposed initial public offering of the common stock of the Company's ordinary shares (the "**Shares**"), and a simultaneous listing on the NASDAQ. (the "**Offering**").

The Offering Is expected to be a public offering pursuant to a registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "**Securities Act**"). Collectively, the Company and the Underwriters will be referred to below as the "**Parties.**"

Any matters agreed or to be agreed between the Parties regarding the Offering shall be superseded by the Underwriting Agreement (as defined below).

The following terms, as used in this Engagement Letter, shall have the meanings set forth below:

"Admission Documents" shall mean the admission documents relating to the Offering.

"Offering Price" shall mean the price per ordinary share that when paid by an investor shall entitle such investor to receive such ordinary shares in the Offering, which price shall be agreed upon between the Underwriters and the Company.

"Underwriting Agreement" shall mean the underwriting agreement between the Company and the Leading Underwriters to be entered into relating to the Offering.

Terms of Engagement

1. The term of the engagement shall be for a period of two years from the date of this Engagement Letter.

2. The Company will take any and all necessary and required corporate action and will complete, execute and file all forms and submissions required so as to authorize the issuance and sale of the Shares. This will include, inter alia, preparation and presentation of all documentation and disclosures as may be required by the relevant authorities in order to obtain the required permission and authorizations to proceed with the Offering, and such other approvals in the United States of America as may be legally mandated.

3. The Underwriters will assist the Company in the process of preparation of the above mentioned documentation insofar as (a) the form and terms of the documents may have impact on the ability of the Underwriters to sell such securities in the Offering, and/or (b) the Underwriters' experience of knowledge of best practice in the securities business enables it to suggest or propose such terms as may make the Offering more successful. (c) the Underwriters will provide the Company assistance with respect to the Offering for the agreed upon number of the Company's newly issued Shares in the form of ordinary shares, plus an over-allotment option equal to 15% of the number of Shares in the form of ordinary shares being offered and sold in the Offering (exercisable for a period of up to thirty (30) days from the date the Offering is priced).

(a) The Underwriters shall provide the Company with the services and assistance which are customarily provided by an underwriter for an offering of this type, including, but not limited to the following (collectively, the "**Services**"): (i) assisting the Company in preparing and updating a timetable for the Offering; (ii) assisting the Company and their counsel in the drafting of all of the necessary documentation for the Offering; (iii) promoting, coordinating and leading the syndicate of banks for the Offering according to paragraph [7] below; (iv) assisting the Company, together with their other professional advisers as appropriate, in applying for and obtaining all of the necessary regulatory approvals for the Offering; (v) coordinating the carrying out of the due diligence on the Company in accordance with market practice for this type of transaction; (vi) assisting the Company in determining a price range and fixing the Offering Price; and (vii) providing the Company with such industry and market data as are reasonably available to them. Subject to any instructions from the Company to the contrary, the Underwriters will have authority to do anything which it considers necessary or desirable to carry out the Services.

(b) The Parties agree that when any of the Services are to be provided to the Company collectively by the Underwriters and any other co-underwriter agreed between the Company and the Underwriters after the date of this letter (each such co-underwriter, a "Co-Underwriter", and together with the Underwriter, the "**Co-Underwriters**"), the Underwriters will be the main point of contact for the Company in respect of the provision of such Services. The Underwriters shall be solely responsible for coordinating the provision of such Services from each Co-Underwriter to the Company. For the avoidance of doubt, (i) the Underwriters shall not be obliged to review or check the adequacy, accuracy or completeness of any document it forwards to the Company under this paragraph (b) unless such document has been prepared by the Underwriters themselves; and (ii) nothing in this paragraph constitutes the Underwriters as an agent, trustee, partner or fiduciary of any of the other Co-Underwriters.

(c) The Company agrees and acknowledges that, (i) each Co-Underwriter shall provide the Services independently from the other Co-Underwriters; and (ii) each Co-Underwriter shall be solely responsible for any services or work performed by it in provision of the Services. Accordingly, the Company agrees that each Co-Underwriter shall have no liability to the Company or its directors, officers, employees, shareholders or creditors for any actions or omissions of any other Co-Underwriter.

4. For the avoidance of doubt, the Services which are to be provided by the Underwriters do not include the provision of tax, legal, regulatory, actuarial or other specialist or strategic advice or the provision of any other services and the Underwriters do not assume liability or responsibility for any such advice in connection with the provision of the Services.

5. The Company shall grant to ATIS the right to act as lead or joint-lead investment banker, lead or joint book-runner and/or lead or joint placement agent with at least 50.0% of the economics for every future public and private equity and debt offering, including all equity linked financings during such six (6) months period following the completion of this Offering, for the Company, or any successor to or any subsidiary of the Company on terms customary to ATIS.

6. If within 6 months from the effective date of termination or expiration of this Engagement Letter, Company's securities are sold by the Company or any of its affiliates in a transaction or series of transactions with any person to whom the Underwriters introduced the Company in which ATIS did not act as at least exclusive non-US joint managing underwriter or lead non-US placement agent to the Company or its affiliate, as applicable, then the Company shall pay ATIS, at the time of each such sale, a cash fee in the amount that would otherwise have been payable as described above with respect to the gross proceeds to the Company from each such sale.

7. The Company shall be responsible for making its own independent investigation and assessment of the risks, benefits and suitability of the Offering contemplated by this Engagement Letter and the Underwriters will have no responsibility or liability with respect thereto.

8. In connection with the Services to be provided pursuant to paragraph 1, the Parties agree to the following **financial conditions**:

(a) The Company will pay ATIS together with all the Underwriters an underwriting discount or spread of (a) 7.0% of the aggregate gross proceeds received from the Offering (the "Gross Proceeds") plus (b) an additional discretionary fee of up to 1.0% of the Gross Proceeds. (c) The Company shall pay ATIS $ 30,000 consulting fees of preliminary due diligence diagnose due upon the signing of this Engagement Letter. (d) $ 20,000 Advisory Fee before the confidential filing.

(b) All legal fees and expenses incurred by U.S. and HK counsel to the Underwriters in connection with the Offering shall be bared by the Company, subject to applicable FINRA rules and regulations. The Underwriters U.S. legal counsel fee shall up to a maximum of $100,000. The company should pay $ 30,000 upon the signing of the engagement letter and $ 20,000 before the confidential filing.

(c) Actual Out-of-pocket Expenses. The Company shall be responsible for all reasonable, necessary and accountable out-of-pocket expenses relating to the Public Offering including, but not limited to: (a)

all filing fees and communication expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by ATIS; (c) the underwriters' use of Ipreo's book-building, prospectus tracking and compliance software for the Public Offering; (d) "road show" expenses for the offering; and (e) the costs associated with receiving commemorative mementos and lucite tombstones. Such Actual Out-of-pocket Expenses shall be capped at $120,000. Provided, that, in the event a Public Offering is not consummated hereunder, the Company shall reimburse the Legal Expenses and all of any outstanding Miscellaneous Expenses within fifteen (15) calendar days of receipt by the Company of the documented expenses.

(d) For the avoidance of doubt, all fees and expenses payable to the Underwriters pursuant to this Engagement Letter are to be made in dollars, free and clear of any set-off, deductions, withholdings, claims or applicable taxes.

9. Lockups. The Underwriting Agreement will provide, among other items, that: (i) the Company's directors and officers and holders of all or substantially all of the Company's outstanding shares as of the effective date of the Registration Statement will enter into customary "lock-up" agreements in favor of the Managing Underwriter for a period of six (6) months from the date of the Offering, and (ii) each of the Company and any successors of the Company will agree, for a period of six (6) months from the Closing, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company (subject to customarily excluded issuances to be set forth in the Underwriting Agreement); or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

10. Indemnity Escrow. The Company shall, on the Closing Date, deposit into an escrow account, for the benefit of the Representative, with an escrow agent in the United States selected by the Representative, an amount equal to one hundred thousand dollars ($100,000) from the Offering proceeds to be released to the Underwriter Indemnified Parties in connection with the payments of Company's indemnification obligations. The escrow account will remain in place for a period of twelve (12) months from the date of this Agreement.

11. The terms enumerated above will be more fully set out in the Underwriting Agreement by reference to good, standard securities industry practice.

12. The Company represents that it is free to enter into this engagement letter and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder ATIS' efforts hereunder. This engagement letter will be deemed to have been made and delivered in New York City and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of ATIS and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter

and/or the transactions contemplated hereby will be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Underwriter and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company's address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon ATIS mailed by certified mail to ATIS's address will be deemed in every respect effective service process upon ATIS, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither ATIS nor its affiliates, and the respective officers, directors, employees, agents and representatives of ATIS, its affiliates and each other person, if any, controlling ATIS or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. ATIS will act under this engagement letter as an independent contractor with duties to the Company.

13. The terms of the Offering will be governed by a satisfactory Underwriting Agreement to be agreed and signed at the time of pricing of the Offering and after the conclusion of book-building process. The Underwriting Agreement will be prepared in accordance with international market practice and will contain, inter alia, representations, warranties and agreements as to the Company, conditions to closing, force majeure, material adverse change, lock-up period in accordance with standard market practice, indemnification - with express exclusion of any joint and several liability among them - and contribution. The Underwriting Agreement will be governed by the laws of the State of New York.

14. The Company agrees and acknowledges that this Engagement Letter does not constitute, and shall not be construed as, an undertaking or commitment on the part of the Company to issue, and on the part of the Underwriters to acquire, subscribe, place or underwrite, the Shares, except upon the execution of the Underwriting Agreement. Nothing in this Engagement Letter obliges the Underwriters to place, acquire, subscribe or underwrite any investments, lend monies, approve any financial promotion or provide any public recommendation.

15. The closing of the Offering will be conditional upon: (i) the existence of market conditions that in the reasonable opinion of the Underwriters are satisfactory for launching the Offering; (ii) an Offering size and structure, and Offering Price, mutually acceptable to the Company and the Underwriters; (iii) approval of the internal commitment committee of the Underwriters; (iv) fulfillment by the Company of its obligations under this Engagement Letter and compliance with all applicable laws in carrying out the activities connected with the Offering; and (v) an Underwriting Agreement executed, at the time of pricing and after the conclusion of book-building process, on terms mutually acceptable to the Company and the Underwriters; (vi) issuance of all necessary authorizations from all relevant regulatory authorities; (vii) the delivery to the Underwriters of legal

opinions from the legal advisers of the Company (including a disclosure letter pursuant to Rule 10b-5 of the U.S. Securities Exchange Act of 1934, where required by the Underwriters) and of the Underwriters; and (viii) auditor comfort letters from the Company's auditors .

16. The Company hereby undertakes and agrees to indemnify and hold harmless the Underwriters (and each of its respective affiliates, each other person, if any, controlling the Underwriters and any of such controlling person's affiliates, directors, officers, partners, agents, employees, and consultant of each of the foregoing, all such persons together with the Underwriters being referred to as the "**Indemnified Persons**") from and against all actions, claims, demands, proceedings, investigations, liabilities or judgments (collectively the "**Claims**") and any and all losses, damages, costs, charges and expenses (collectively the "**Losses**" and including reasonable and duly documented costs, expenses, and fees connected with investigating, preparing or defending any such claim) of whatever nature and in whatever jurisdiction, and which relate to or arise from, directly or indirectly, this letter of engagement or any matter referred herein (including all activities undertaken pursuant this Engagement Letter prior to the execution of the Underwriting Agreements), other than for any Claims or Losses to the extent that they are finally determined by a court of competent jurisdiction to have resulted primarily from willful misconduct or gross negligence of the Indemnified Persons. For the avoidance of doubt, it is understood that the Underwriters shall have no liability in respect of actions or omissions of any other Co-Underwriter or their representatives and that, in case of willful misconduct or gross negligence of a Co-Underwriter or its representative, nothing shall prevent the other Co-Underwriters from being indemnified by the Company as provided herein. This indemnity shall survive the completion of the Offering, or the termination of this Engagement Letter as the case may be, but only with respect to the subject matter addressed herein.

17. In the event of any Claim being made or threatened, the Indemnified Persons shall keep the Company informed as to the progress of such claim and will consult with the Company and their advisers in relation to the handling of such Claim including any proposed settlement or compromise thereof, provided that the Indemnified Persons shall at all times have full discretion in respect of any such Claim. The Company shall not, without the prior written consent of the relevant Indemnified Person be entitled to settle or compromise any Claim against such Indemnified Person unless such settlement or compromise shall include an unconditional release of such Indemnified Person from any and all liabilities under such Claims.

18. The Company also agrees that no Indemnified Person shall have any liability to the Company related to, arising out of or in connection with the Underwriters' engagement hereunder except to the extent that any loss, claim damage or liability is found by a court of competent jurisdiction in a judgment which has become final (in that it is no longer subject to appeal or review) to have resulted primarily from such Indemnified Person's willful misconduct or gross negligence.

19. The Company undertakes and agrees to provide the Underwriters and its appointed legal counsel and other advisors, if any, with such data, information and documents in it possession or power which are necessary in order to comply with any law, regulations or orders by the relevant authorities or are otherwise necessary, in the reasonable judgment of the Underwriters, in order to carry out the mandate granted hereunder (including, inter alia, for the purpose of drafting the Admission Document and for carrying out a full due diligence process) or to ensure the success of the Offering. The Company undertakes and agrees to inform the Underwriters, as soon as reasonably practicable upon becoming aware of any developments relating to the operations and business of the

Company, its relevant affiliates, which may impact upon the provision of services by the Underwriters pursuant to the terms of this letter or if they become aware that any information provided to the Underwriters are, or have become either untrue, inaccurate or misleading in any material respect.

20. The Company recognizes that, in providing Services pursuant to this letter, each of the Underwriters and any Co-Underwriter will rely upon and assume, without independent verification, (i) the accuracy and truth of all of the financial, accounting and other information provided by or on behalf of the Company for purposes of the Offering and (ii) that they have been provided by the Company with, or access to, all financial information which, in the Company's judgment, is material for purposes of their activities in connection with the Offering. The Company hereby accepts responsibility for the accuracy and truthfulness in any material with respect to the information provided to the Underwriters or their legal advisors appointed in connection with the Offering. This responsibility also extends to the information contained in the Admission Document or otherwise, which are issued by the Company until such time as the Offering has been completed. For the avoidance of doubt, the Underwriters shall have no liability to the Company, or its directors, officers, employees, shareholders, affiliates or creditors for the use of such information solely for purpose of the Offering.

21. The Company undertakes and agrees that the Underwriters shall at all times and as it deems appropriate have reasonable access to the directors and other staff of the Company and, with prior approval, to the external advisors thereof.

22. Each Party agrees to keep confidential the terms of this Engagement Letter and agrees that no public announcement or communication relating to the subject matter of this Engagement Letter shall be issued or released without the prior written consent of the other Parties. The Underwriters shall, and shall cause its representatives, including legal advisors, to keep confidential non-public information provided by or on behalf of the Company in connection with this Engagement Letter or the Offering.

23. Any document, written or oral advice, analysis or opinion provided by the Underwriters in connection with the Offering is exclusively for the information of the Company and may not be disclosed to any third party, quoted, reproduced summarized or referred to publicly, in whole or in part, without prior written consent, other than to the Company and its affiliates, and their respective officers, directors, employees, agents, advisors, counsels and representatives.

24. Each of the Underwriters is part of a banking and financial services group (the "**Group**") which includes companies active in the banking and financial services business. Each of the respective Groups carries out, among others, equity and debt securities trading services both for its own account and for the account of third parties, securities offerings services, asset management services, financing services and financial advisory services. Under no circumstance shall the Underwriters have any liability by reason of any member of their Groups conducting its activities, either for its own account or for the account of other clients, in respect of matters regarding the Company or any other company involved in the Offering, including where in so acting any member of its respective Group acts in a manner that in contrast with the interests of the Company.

25. The Underwriters shall not be under a duty to disclose to the Company or to take into account for the Company's benefit, any non-public information acquired in the course of carrying on any business for, or in connection with the provision of services to, a party other than the Company or which is otherwise subject to any confidentiality obligation to another person.

The Intentions of the Parties Under this Engagement Letter

26. Pursuant to the Underwriting Agreement, the Underwriters shall act as principal in purchasing the Shares from the Company and offer on a "firm commitment" basis the Shares allotted to it pursuant to the Underwriting Agreement. In view of the Company's intention to file the Admission Document prior to the listing date of the Shares, other than routine matters, and except as required or permitted by any applicable law or the directive of any relevant regulatory authority in any relevant jurisdiction, no news releases or other publicity about the Company will be permitted without prior approval by the Underwriters and the Company. The Company and its directors accept full responsibility for the content of any announcement, or any information contained in any document relating to the Offering which the Underwriters are requested to issue or approve. The Underwriters reserve the right to refuse to issue or approve any document and to require the Company to prevent its distribution or publication.

27. The Underwriters and their legal counsel reserve the right to place advertisements in financial, legal and other newspapers and journals at their own expense describing their services pursuant to the Engagement Letter once the Offering has been completed and announced, subject to prior review and approval by the Company's legal advisors.

28. Between the date of the execution of this Engagement Letter and the termination of this Engagement Letter, the Company agrees that it shall not appoint any other global coordinator, lead manager, book runner or arranger in relation to the Offering without the written consent of the Underwriters. The provisions of paragraph [8(c)] hereof notwithstanding, in the event the Company enters into any engagement letter or effects a private and/or a public offering of its securities with another entity or person without the written consent of the Underwriters and after the execution of this Engagement Letter and prior to the termination of this Engagement Letter by the Underwriters, the Company shall be liable to the Underwriters for all accountable expenses actually incurred by the Underwriters up to a maximum of [US$250,000] (including direct, out-of-pocket costs of Underwriters' legal counsel) due and payable immediately upon such engagement with another entity or person.

29. The Parties acknowledge and agree that this Engagement Letter will have effect from the date hereof and will, with the exception of paragraph [28], terminate automatically (unless expressly extended in writing) on the date of signing of the Underwriting Agreement. Such termination will be without prejudice to rights and obligations arising prior to such date of termination and to indemnification provisions set out in paragraphs [I) 15 to I) 17 and 21] above.

30. After execution of the Underwriting Agreement, the Offering may only be withdrawn, and/or the Services terminated, in accordance with the terms of the Underwriting Agreement. The non-disclosure and indemnification provisions of this Engagement Letter will remain operative regardless of any such withdrawal or termination. For the avoidance of doubt, any indemnity provided by the Company pursuant to the terms of the Underwriting Agreement shall be in addition to

the indemnity provided pursuant to the terms of this Engagement Letter, except where superseded by the indemnity in Underwriting Agreement.

If you are in accord with the terms of this Engagement Letter, please sign where indicated below and return a signed copy to the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Billion Enterprise International Limited

By:

____

Title: DIRECTOR

Date: April 3, 2025

AMERICAN TRUST INVESTMENT SERVICES, INC.

By;

Jim Dever

Title: CEO

Date: April 2 2025

EXHIBIT I

Indemnification Provisions

The Company agrees to indemnify and hold harmless ATIS and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (ATIS and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by ATIS of the services contemplated by or the engagement of ATIS pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of ATIS pursuant to, or the performance by ATIS of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from ATIS's willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to the Company, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party's own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to the Company, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Company to conduct the defense of both parties (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or

proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ATIS on the other hand, of a Transaction whether or not a Transaction is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and ATIS, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ATIS of a Transaction as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company in connection with a Transaction bear to the fees paid or to be paid to ATIS under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that ATIS shall not be required to contribute any amount in excess of the amount by which fees paid to ATIS hereunder (excluding reimbursable expenses), exceeds the amount of any damages which ATIS has otherwise been required to pay.

The Company agrees that without ATIS's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not ATIS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse ATIS on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.